UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2008

Varian, Inc.

(Exact name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-25393

(Commission File Number)

77-0501995

(IRS Employer Identification No.)

3120 Hansen Way, Palo Alto, California	94304-1030
(Address of principal executive offices)	(Zip Code)

(650) 213-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 7, 2008, the Board of Directors of Varian, Inc. (the “Company”) appointed James T. Glover as a director of the Company. He became the seventh member of Varian, Inc.’s Board of Directors, and was appointed for a term expiring at the Company’s annual meeting of stockholders in 2009. Mr. Glover was appointed to the Audit Committee, the Compensation Committee and the Nominating and Governance Committee of the Board of Directors.

Pursuant to the Company’s Omnibus Stock Plan (the “OSP”), Mr. Glover was automatically granted upon his appointment to the Board a nonqualified option to acquire 10,000 shares of the Company’s common stock, which stock option has an exercise price equal to 100% of the fair market value (as defined in the OSP) of Company common stock on the date the option was granted and is subject to vesting in equal annual installments over three years assuming Mr. Glover continues serving as a Company director through each applicable vesting date.

Mr. Glover also entered into the same form of Indemnity Agreement with the Company that the Board of Directors previously approved for all other directors and officers of the Company.

On May 7, 2008, the Company issued a press release announcing the appointment of Mr. Glover to its Board of Directors. A copy of that press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit Number	Exhibit Title or Description
99.1	Press Release issued May 7, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VARIAN, INC. (Registrant)

By	/s/ G. Edward McClammy
G. Edward McClammy Senior Vice President, Chief Financial Officer and Treasurer

Date: May 8, 2008

EXHIBIT INDEX

Exhibit Number	Exhibit Title or Description
99.1	Press Release issued May 7, 2008.